EXHIBIT 99.1

GENERAL FINANCE CORPORATION ANNOUNCES THE FUNDING OF ITS ACQUISITION OF THE PUBLIC NONCONTROLLING INTEREST IN ROYAL WOLF

PASADENA, CA – September 25, 2017 – General Finance Corporation (NASDAQ:GFN) (the “Company”) announced that it has funded, through a wholly-owned Australian subsidiary, its acquisition of the approximately 49.2 million outstanding ordinary (common) shares of Royal Wolf Holdings Limited (“Royal Wolf”) that are not currently owned by the Company and its subsidiaries. As of September 8, 2017, the closing of the takeover bid offer period, the Company received valid acceptances for approximately 48.1 million shares, which in combination with the 51.2 million Royal Wolf shares previously owned by the Company represent approximately 99% of the total shares outstanding.

The Company has deposited in escrow the entire amount of the purchase consideration required to acquire all 49.2 million Royal Wolf shares owned by the noncontrolling interest shareholders. Owners of the 48.1 million shares accepting the takeover bid offer will be paid on or before September 29, 2017, and the remaining 1.1 million shares will be paid on or around November 3, 2017.

The acquisition price was for A$1.8035 per share in cash, not including a special dividend previously declared and paid by Royal Wolf of A$0.0265 per share, for total purchase consideration paid by the Company of A$88.7 million, or US $70.4 million.

The Company received financing for the acquisition from Bison Capital Equity Partners V, LP and its affiliates.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223